Exhibit 99.1

Piedmont Natural Gas Reports First Quarter Results

CHARLOTTE, N.C. March 3 / PRNewswire-FirstCall/ — At its Annual Meeting of Shareholders today, Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced results for the first fiscal quarter ended January 31, 2006. For the quarter, the Company’s net income was $72 million, or $0.94 per diluted share, compared with net income of $71.3 million, or $0.93 per diluted share, for the same period in 2005. Net income and earnings per share were up 1% compared with the prior-year quarter.

System throughput for the quarter totaled 66.2 million dekatherms, compared with 71.8 million dekatherms for the prior year quarter, down primarily due to customer conservation and milder weather. Weather for the quarter was 10% warmer than normal and 2% warmer than the prior year first quarter. Margin for the quarter increased 3% to $209.4 million, compared with $202.6 million for the prior year. Operations and maintenance expenses increased 6% over the same prior-year period, primarily due to higher customer service and employee benefit expenses. Utility interest charges increased 7% from the prior year quarter due to higher interest rates and increased short-term borrowings related to the impacts of higher wholesale natural gas costs on accounts receivable and storage inventories.

Other income, net of income taxes, was $3.5 million for the quarter, compared with $4.1 million for the prior-year quarter. Included in other income are the results from the Company’s joint venture activities. The Company’s interest in SouthStar contributed $2.4 million to net income in the first quarter, compared with $2.7 million for the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined net income of $0.8 million in the first quarters of fiscal 2006 and 2005.

The regular quarterly meeting of Piedmont’s Board of Directors is scheduled to follow the Annual Meeting of Shareholders today. As usual the Board is expected to consider the dividend at that meeting later today.

FISCAL 2006 EARNINGS GUIDANCE REAFFIRMED

Piedmont Natural Gas reaffirms its fiscal year 2006 earnings guidance of $1.20 to $1.35 per diluted share. Piedmont’s guidance includes management’s assessment of market conditions in the natural gas industry, including the tight balance between natural gas supply and demand and the resulting high wholesale natural gas prices. Management believes the high wholesale cost of gas will, among other things, increase the cost of financing accounts receivable and storage inventories, increase the cost of its communication programs with key stakeholders including customer service costs, increase conservation by core customers thus reducing natural gas consumption, increase competitive fuel switching by large-volume customers and increase uncollectible expense. Management estimates these negative impacts could range from $.08 to $.10 per share for fiscal year 2006. The Company’s earnings guidance also includes the impact of favorable base rate adjustments in two of its jurisdictions effective November 1, 2005. Changes in market conditions which the Company cannot reasonably anticipate could cause earnings for fiscal year 2006 to differ from this guidance.

CONFERENCE CALL

In conjunction with this first-quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Tuesday, March 14, 2006, at 2:30 p.m. Eastern Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website within the Investor Relations section.

Piedmont Natural Gas Company
Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	January 31		% Increase
	2006	2005	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$921,347	$680,556	35%
Cost of Gas	711,975	477,936	49%
Margin	209,372	202,620	3%
Operations and Maintenance Expenses	53,222	50,253	6%
Depreciation	21,887	20,748	5%
General Taxes	8,710	8,441	3%
Utility Income Taxes	44,392	44,259	0%
Operating Income	81,161	78,919	3%
Other Income (Expense), net	3,478	4,064	-14%
Utility Interest Charges	12,642	11,805	7%
Income Before Minority Interest	71,997	71,178	1%
Less Minority Interest	—	(99)	—
Net Income	$71,997	$71,277	1%
Average Shares of Common Stock:
Basic	76,685	76,710	0%
Diluted	76,928	76,925	0%
Earnings Per Share of Common Stock:
Basic	$0.94	$0.93	1%
Diluted	$0.94	$0.93	1%
System Throughput — Dekatherms	66,179	71,800	-8%
Gas Customers Billed in January	919	897	2%
System Average Degree Days — Actual	1,723	1,757	-2%
System Average Degree Days — Normal	1,906	1,940	-2%
Percent Normal Degree Days	90%	91%	-1%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to future events, risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

SOURCE Piedmont Natural Gas
Headen Thomas, +1-704-731-4438, or +1-704-651-7137, or headen.thomas@piedmontng.com, or David Trusty, +1-704-731-4391, or +1-704-507-6393, or david.trusty@piedmontng.com, both of Piedmont Natural Gas;
or Agency, David Coburn of LGA Inc., +1-704-552-6565, or Cell, +1-704-906-9372, or coburn@lgapr.com, for Piedmont Natural Gas